EXHIBIT 4.14

REGEN BIOLOGICS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (this “Agreement”), dated as of the Grant Date set forth below, is by and between ReGen Biologics, Inc., a Delaware corporation (the “Corporation”), and the non-employee director of the Corporation or its subsidiary identified below (the “Optionee”).

Optionee:

Grant Date:

Number of shares:

Exercise Price per Share:

Vesting:

Optionee’s Address for Notices:

Exhibit A attached hereto is incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Grant Date.

REGEN BIOLOGICS, INC.

By :

Title:

OPTIONEE

(Insert name)

EXHIBIT A
TO
REGEN BIOLOGICS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

1.      Grant of Option.  Subject to the provisions of this Agreement, ReGen Biologics, Inc. (the “Corporation”) hereby grants to the Optionee the right and option (the “Option”) to purchase from the Corporation shares of the Corporation’s common stock, par value $0.01 per share (the “Shares”).  The number of Shares covered by the Option and the exercise price per Share are set forth on the cover page to this Agreement (the “Cover Page”).  It is not intended that the Option shall constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or subsequent comparable statute (the “Code”).

2.      Definitions

Board:  The Board of Directors of the Corporation.

Change in Control:  The purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally; the approval by the stockholders of the Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 30% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities; a liquidation or dissolution of the Corporation; or of the sale of all or substantially all of the Corporation's assets.

Code:  The Internal Revenue Code of 1986, as amended from time to time.

Committee:  The Chairman of the Board and such other employee members of the Board, if any, who the Chairman may select to assist him or her in the administration of this Agreement.

Common Stock:  The common stock, $0.01 par value, of the Corporation or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 8.

Disabled or Disability:  Permanent and total disability, as defined in Code Section 22(e)(3). The Optionee shall not be considered Disabled unless the Committee determines that the Disability arose prior to the Optionee's termination of membership on the Board.

Exchange Act:  The Securities Exchange Act of 1934, as amended from time to time.

Fair Market Value:  The amount determined by the Committee from time to time, using such good faith valuation methods as it deems appropriate, except that as long as the Common Stock is traded on NASDAQ or a recognized stock exchange, it shall mean the average of the highest and lowest quoted selling prices for the shares on the relevant date, or, if there were no sales on such date, the weighted average of the means between the highest and the lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as prescribed by Treasury Regulation Section 20.2031-2(b)(1), as reported in the Wall Street Journal or a similar publication selected by the Committee.

3.      Vesting and Expiration.

(a)               Except to the extent otherwise provided herein or in the Plan, the Option shall vest and become exercisable according to the vesting schedule set forth on the Cover Page.

(b)               Notwithstanding any other provision hereof, the Option shall expire on the tenth (10th) anniversary of the Grant Date, provided that if the Optionee dies within the tenth (10th) year following the Grant Date, the Option shall not expire before the eleventh (11th) anniversary of the Grant Date.

4.      Treatment of Option Upon Termination of Director Relationship.  Treatment of the Option upon termination of the Optionee’s membership on the Corporation’s Board of Directors will be determined in accordance with the provisions of this section.

(a)               Upon the termination of the Optionee’s membership on the Board by reason of Disability or death, the Option shall become or remain fully vested and shall be exercisable by such Optionee (or, in the case of death, by his or her estate) until the earlier of one year after the Optionee’s termination date or the expiration of the term of the Option.

(b)              Except as otherwise determined by the Committee in its sole discretion, or set forth in this Agreement, upon the termination of the Optionee's membership on the Board for any reason other than for Cause (as defined in Section 3(c)), Disability or death, the Option (to the extent vested prior to such termination) may be exercised by the Optionee during the six-month period commencing on the date of termination, but not later than the expiration of the term of the Option. If the Optionee dies during such six-month period, his or her estate may exercise the Option (to the extent vested and exercisable prior to death), until the earlier of one year after the date of death or the expiration of the term of the options.

(c)               Upon termination of the Optionee's membership on the Board for Cause (as defined below), the Optionee's right to exercise his or her Option shall terminate at the time notice of termination is given by the Corporation to the Optionee. For purposes of this provision, “Cause” shall mean:

The commission of an action against or in derogation of the interests of the Corporation which constitutes an act of fraud, dishonesty or moral turpitude or which, if proven in a court of law, would constitute a violation of a criminal code or similar law;

A material breach of any material duty or obligation imposed upon the Optionee by the Corporation;

Divulging the Corporation’s confidential information; or

The performance of any similar action that the Board, in its sole discretion, may deem to be sufficiently injurious to the interests of the Corporation so as to constitute substantial cause for termination.

5.      Exercise.  The Option may only be exercised to the extent vested.  The Option may be exercised by delivering to the Chief Financial Officer of the Corporation at its principal offices a written notice, signed by a person entitled to exercise the Option, of the election to exercise the Option and stating the number of Shares to be purchased.  Such notice shall be accompanied by the payment of the full exercise price of the Shares to be purchased.  Upon payment in accordance with this Agreement and within the time period specified by the Corporation of the amount, if any, required to be withheld for Federal, state and local tax purposes on account of the exercise of the Option, the Option shall be deemed exercised as of the date the Corporation received such notice.  The Corporation may withhold, or allow the Optionee to remit to the Corporation, any Federal, state or local taxes required by law to be withheld with respect to any event giving rise to income tax liability with respect to the Option.  Payment of the full exercise price shall be (i) in cash, (ii) through the surrender of previously-acquired Shares having a Fair Market Value equal to the exercise price of the Option provided that such previously-acquired shares have been held by the Optionee for at least six months, unless the Committee in its discretion permits the use of shares held less than six months, (iii) through the withholding by the Corporation (at the election of the Optionee) of Shares having a Fair Market Value equal to the exercise price, provided that the Optionee attests in a manner acceptable to the Committee that he or she holds previously-acquired Shares equal in number to the number of Shares withheld by the Corporation and has held such previously-acquired shares for at least six months, or (iv) by a combination of (i), (ii), and (iii), in the discretion of the Committee.  Upon the proper exercise of the Option, subject to the other provisions of this Agreement, the Corporation shall issue in the name of the person exercising the Option, and deliver to such person, a certificate or certificates for the Shares purchased.

6.      Nontransferability of Option.  The Option shall not be transferable by the Optionee except by will or the laws of descent and distribution.  Without limiting the generality of the foregoing, the Option shall not be sold, transferred except as aforesaid, assigned, pledged or otherwise encumbered or disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted sale, transfer, pledge, assignment or other encumbrance or disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.  During the lifetime of the Optionee, the Option may be exercised only by the Optionee or the Optionee’s agent, attorney-in-fact or guardian.  Following the death of the Optionee, the Option may be exercised by the Optionee’s beneficiary or estate to the extent permitted by Section 3.

7.      Reorganization or Changes in Capitalization and Corporate Events.  In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the Board of Directors shall adjust equitably (a) the number and class of Shares or other securities that are subject to the Option, and (b) exercise price, and make other changes (including cashing out the Option) in its discretion that are appropriate and equitable in the context of the transaction.  The Board of Directors shall make all determinations under this Section 7, and all such determinations shall be conclusive and binding.  Notwithstanding the foregoing, in the event of a stock split, stock dividend, reverse stock split, or substantially similar transaction (the “Event”):  (1) the number of Shares subject to the Option shall be automatically adjusted so that upon exercise of the Option, the Optionee shall be entitled to receive the number of Shares which the Optionee would have been entitled to receive after the Event had the Option been exercised immediately before the earlier of the date of the consummation of the Event or the record date of the Event (the “Event Date”); (2) the exercise price of a Share subject to the Option shall be automatically adjusted to equal the exercise price per share set forth in the Agreement, divided by the “Adjustment Factor” (the “Adjustment Factor” shall equal the number (or fractional number) of Shares that the holder of one Share before the Event Date would hold after the Event Date); (3) any per Share exercise price containing a fraction of a cent shall be rounded up to the next highest cent; and (4) any Option to purchase fractional shares shall be automatically eliminated.  The automatic adjustments described in the foregoing sentence shall not be made to the extent that the Board of Directors determines in its discretion that the automatic adjustment(s) would result in a charge for financial accounting purposes or would not constitute an equitable adjustment under the circumstances.  In such cases, the Board of Directors shall determine the appropriate adjustments to be made to the Option, and the Board of Director’s determination shall be binding and conclusive.

8.      Acceleration of Exercisability In the Event of Change in Control.  Notwithstanding the provisions of Section 3, in the event of a Change in Control prior to the Optionee's termination of service as a director, the Option shall become fully vested, and until the expiration dates specified in Section 3 shall remain, vested and exercisable as to all of the Shares covered by this Agreement.

9.      Miscellaneous.

(a)       Notices.  Any notice hereunder shall be in writing, and delivered or sent by first-class U.S. mail, postage prepaid, addressed to:

(i)           if to the Corporation, at:

411 Hackensack Avenue, 10th floor
Hackensack, NJ 07601, and

(ii)           if to Optionee, at the address set forth on the Cover Page,

subject to the right of either party, by written notice hereunder, to designate at any time hereafter some other address.

(b)      Compliance with Law and Regulations.  The Option and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.  Notwithstanding any other provision of this Agreement, the Option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law.

(c)       No Rights as Stockholder.  The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option prior to the date of issuance to the Optionee of a certificate or certificates for such Shares.

(d)      No Consulting, Employment or Director Relationship Rights.  Nothing in this Agreement or the grant of an Option shall confer upon the Optionee any rights to continued employment, consultant or director status with the Corporation or its affiliates or shall interfere with the right of the Corporation to terminate the Optionee’s relationship with the Corporation.

(e)       Reservation of Shares; Certain Costs.  The Corporation shall keep available sufficient authorized but unissued Shares needed to satisfy the requirements of this Agreement.  The Corporation shall pay any original issue tax that may be due upon the issuance of Shares pursuant to the Option and all other costs incurred by the Corporation in issuing such Shares.

(f)       Choice of Law.  This Agreement shall be construed in accordance with and be governed by the laws of the State of Delaware.